Filed pursuant to Rule 424(b)(3)

Registration No. 333-168424

PROSPECTUS

PORTER BANCORP, INC.

2,717,827 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time by the selling shareholders of shares of our common stock currently held by them or that we may issue to them from time to time upon conversion of shares of our Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B (the “Series B preferred stock”) and our Non-Voting Mandatory Convertible Preferred Stock, Series C (the “Series C preferred stock”). In this prospectus, we refer to the shares of common stock currently held by the selling shareholders and the shares of common stock issuable upon conversion of the Series B and Series C preferred stock as the “securities.”

We issued the securities pursuant to a Securities Purchase Agreement, dated as of June 30, 2010, by and among Porter Bancorp, Inc. and the selling shareholders, and a letter agreement, dated July 23, 2010, by and between Porter Bancorp, Inc. and one of the selling shareholders, in a private placement transaction exempt from the registration requirements of the Securities Act of 1933. In this prospectus, we refer to this transaction as the “private placement transaction.”

Before the Series B preferred stock and Series C preferred stock can convert into our common stock, we must receive approval from our shareholders for purposes of NASDAQ Listing Rule 5635. We expect to submit this proposal, together with a proposal to approve a new class of non-voting common stock issuable upon the conversion of warrants that we issued in the private placement transaction, for shareholder approval during the third quarter of 2010. Holders of 54.5% of our outstanding shares have agreed to vote in favor of these proposals, which is sufficient to approve them.

The selling shareholders may offer and sell the securities from time to time, directly or through underwriters, broker-dealers or agents, in public or private transactions, and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders (or the purchasers of the securities as negotiated with the selling shareholders) will be responsible for underwriting discounts or commissions or agents’ commissions, if any. The registration of the securities does not necessarily mean that any of the securities will be sold by the selling shareholders. The timing and amount of any sale is within the sole discretion of the selling shareholders, subject to certain restrictions. See “Plan of Distribution” on page 9 of this prospectus.

We will not receive any proceeds from the sale of securities by the selling shareholders.

Our common stock is listed on the NASDAQ Global Market under the symbol “PBIB.” On August 26, 2010, the closing sale price of our common stock on the NASDAQ Global Market was $9.79 per share.

Our principal executive offices are located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, and our telephone number is (502) 499-4800.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is August 31, 2010

TABLE OF CONTENTS

In this prospectus, “Porter Bancorp,” “Company,” “we,” “our,” “ours,” and “us” refer to Porter Bancorp, Inc., which is a bank holding company headquartered in Louisville, Kentucky, and its wholly owned bank subsidiary, PBI Bank, on a consolidated basis, unless the context otherwise requires.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, the selling shareholders may sell, from time to time, in one or more offerings, the securities described in this prospectus.

You should read this prospectus together with the other information contained or incorporated by reference in this prospectus. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

For further information about our business and the securities covered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for more information.

PROSPECTUS SUMMARY

Porter Bancorp, Inc. is a Louisville, Kentucky-based bank holding company which operates 18 full-service banking offices in twelve counties through its wholly owned subsidiary, PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor to Tennessee. We serve south central Kentucky and southern Kentucky from banking offices in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess Counties. We also have an office in Lexington Kentucky, the second largest city in Kentucky. PBI Bank is both a traditional community bank with a wide range of commercial and personal banking products, including wealth management and trust services, and an innovative online bank which delivers competitive deposit products and services through an online banking division operating under the name of Ascencia.

On June 30, 2010, we completed a $27.0 million stock offering to Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, the “Patriot Funds”) and other select institutional accredited investors in a private placement transaction exempt from the registration requirements of the federal and state securities laws. We paid placement fees of $1,150,000 in the aggregate. In connection with the private placement transaction, we entered into a securities purchase agreement with the investors, dated as of June 30, 2010, pursuant to which we issued:

•	1,755,745 shares of common stock at a price of $11.50 per share;

•

227,000 shares of Series B preferred stock at a price of $11.50 per share, which will automatically convert into an aggregate of 227,000 shares of common stock upon receipt of shareholder approval, as discussed below;

•

An aggregate of 365,080 shares of Series C preferred stock at price of $11.50 per share. The Series C preferred stock is a non-voting class of stock substantially similar in priority to the common stock, except for a liquidation preference over shares of our common stock. After receipt of shareholder approval, as discussed below, the Series C preferred stock will automatically convert into common stock on a one share for one share basis at such time as, after giving effect to the automatic conversion, the holder of such Series C preferred stock (and its affiliates or any other persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of federal banking law) holds, directly or indirectly, beneficially less than 9.9% of the number of shares of common stock then issued and outstanding; and

•

Warrants to purchase 1,163,045 shares of non-voting common stock at a price of $11.50 per share. The non-voting common stock is a non-voting class of stock substantially similar in rights and priority to our common stock, except that the non-voting common stock has no voting rights. The Warrants become exercisable upon receipt of shareholder approval and expire on the fifth anniversary of that date. To the extent issued upon exercise of the warrants, the non-voting common stock will automatically convert into common stock on a one share for one share basis at such time as, after giving effect to the automatic conversion, the holder of such non-voting common stock (and its affiliates or any other persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of federal banking law) holds, directly or indirectly, beneficially less than 9.9% of the number of shares of common stock then issued and outstanding.

On July 23, 2010, we completed a $4,255,000 stock offering to SBAV LP in a supplemental transaction exempt from the registration requirements of the federal and state securities laws. In connection with the July 23 transaction, we entered into a letter agreement with SBAV LP, which incorporated the terms and conditions of the securities purchase agreement, registration rights agreement and other transaction documents from the June 30 private placement. Pursuant to the terms of the letter agreement, we issued to SBAV LP:

•	370,000 shares of Series B preferred stock at $11.50 per share, which will automatically convert into an aggregate of 370,000 shares of common stock upon receipt of shareholder approval;

•	Warrants to purchase 185,000 shares of non-voting common stock at a purchase price of $11.50 per share; and

•

An option to purchase 64,784 shares of common stock and a warrant to purchase 32,392 shares of non-voting common stock at a purchase price of $11.50 per share. The option exercise price is $745,016, increasing the total potential gross proceeds to be received from SBAV LP to $5,000,000. The option is exercisable during the five business days following receipt of shareholder approval.

NASDAQ Rule 5635 requires shareholder approval when the total number of shares of common stock sold in a private placement at a price less than the greater of book or market value would exceed 20% of a company’s outstanding common stock. We must obtain shareholder approval to enable the exercise of the option and the conversion into common stock of the Series B preferred stock, Series C preferred stock and new non-voting common stock. The shareholders must also approve the new non-voting common stock issuable upon exercise of the warrants. We expect to submit these proposals for shareholder approval at a Special Meeting of Shareholders to be held on September 16, 2010. J. Chester Porter, our Chairman of the Board, and Maria L. Bouvette, our President and CEO, who together own 54.5% of the outstanding shares of our common stock, have agreed to vote in favor of these proposals.

The securities purchase agreement and the other transaction documents we entered into in connection with the private placement transaction, including the amendments to our articles of incorporation filed with the Kentucky Secretary of State on June 29, June 30 and July 23, 2010, that govern the various rights, privileges and preferences of the series B preferred stock and series C preferred stock, are exhibits to our Current Reports on Form 8-K filed with the SEC on July 7 and July 29, 2010, and are incorporated herein by reference.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports we file with the SEC that are incorporated by reference into this prospectus, including the risks identified, and the cautionary statements included, in our December 31, 2009 Annual Report on Form 10-K, as well as any risks described in subsequent Quarterly Reports on Form 10-Q, before you make an investment decision regarding the securities. See “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Statements in this prospectus, and the documents incorporated or deemed to be incorporated by reference herein, that are not statements of historical fact are forward-looking statements. We may make forward-looking statements in future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per share, capital structure and other financial items; (2) plans and objectives of our management or Board of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “believes,” “anticipates,” “expects,” “will,” “intends,” “plans,” “targeted,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. In addition to those risks described under the caption “Risk Factors” of our annual reports on Form 10-K and our quarterly reports on Form 10-Q, the following factors could cause such differences:

•

changes in general economic conditions and economic conditions in Kentucky and the markets we serve, any of which may affect, among other things, our level of non-performing assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce interest margins and impact funding sources;

•	changes in market rates and prices which may adversely impact the value of financial products including securities, loans and deposits;

•	changes in tax laws, rules and regulations;

•

various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Kentucky Office of Financial Institutions;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;

•	our ability to grow our core businesses;

•	our ability to develop and introduce new banking-related products, services and enhancements and gain market acceptance of such products; and

•	management’s ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We have no duty to, and do not intend to, update these statements unless applicable laws require us to do so.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling shareholders.

SELLING SHAREHOLDERS

On June 30, 2010, we issued 1,755,747 shares of common stock, 227,000 shares of Series B preferred stock, 365,080 shares of Series C preferred stock and warrants to purchase 1,163,045 shares of non-voting common stock in a private placement transaction exempt from the registration requirements of the federal and state securities laws. On July 23, 2010, we issued 370,000 shares of Series B preferred stock and warrants to purchase 185,000 shares of non-voting common stock, plus an option to purchase both 64,784 shares of common stock and warrants to purchase 32,392 shares of non-voting common stock, in a supplemental transaction exempt from the registration requirements of the federal and state securities laws. This prospectus covers the:

•	1,755,747 shares of common stock;

•	597,000 shares of common stock issuable upon conversion of the 597,000 shares of Series B preferred stock; and

•	365,080 shares of common stock issuable upon conversion of the 365,080 shares of Series C preferred stock.

The securities covered by this prospectus are for the account of the selling shareholders. The selling shareholders may from time to time offer and sell, pursuant to this prospectus, any or all of the securities covered by this prospectus. This prospectus does not cover, and the selling shareholders may not use this prospectus to offer or sell, any of the following securities:

•	the shares of Series B preferred stock,

•	the shares of Series C preferred stock,

•	64,784 shares of common stock subject to the option issued to SBAV LP,

•	the warrants,

•	the non-voting common stock issuable upon the exercise of the warrants, or

•	the common stock issuable upon conversion of the non-voting common stock.

We do not know when or in what amounts the selling shareholders may offer the securities covered by this prospectus for sale. The selling shareholders may sell all, some or none of the securities offered by this prospectus. Because the selling shareholders may offer all, some, or none of the securities being registered for resale, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of shares of common stock that will be held by the selling shareholders after completion of the offering. For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling shareholders.

Beneficial ownership, as determined in accordance with the rules of the SEC, includes possessing voting or investment power with respect to securities. Other than with respect to the acquisition of the securities and except as noted below, none of the selling shareholders has, or within the past three years has had, any position, office, or other material relationship with us. The selling shareholders may change over time and new information about them will be set forth in amendments to this prospectus if and when necessary.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)(2)	Maximum Shares of Common Stock Being Offered Hereby	Shares of Common Stock to be Owned After Completion of the Offering (2)(3)	Percentage of Outstanding Common Stock to be Owned After Completion of the Offering (4)
Patriot Financial Partners, L.P. (5)	1,835,158	1,223,438	611,720	4.71
Patriot Financial Partners Parallel, L.P. (5)	317,018	211,345	105,673	*
Great Oaks Strategic Investment Partners, L.P. (6)	36,204	26,087	10,117	*
Andrew K. Boszhardt, Jr. (6)	10,868	8,695	2,173	*
Zoltan Zsitvay	12,174	8,696	3,478	*
Burnham Financial Industries Fund (7)	414,686	260,870	153,816	1.18
Burnham Financial Services Fund (7)	256,035	86,956	169,079	1.3
Moors and Mendon Master Fund LP (8)	169,074	86,956	82,118	*
Stieven Financial Investors, L.P. (9)	607,758	369,566	238,192	1.83
Stieven Financial Offshore Investors, Ltd. (9)	107,901	65,218	42,683	*
SBAV LP (10)	652,176	370,000	282,176	2.17

*	Denotes a percentage less than one percent.
(1)	Assumes complete conversion of all Series B preferred stock, Series C preferred stock, warrants and non-voting common stock, and exercise by SBAV LP of its option to purchase 64,784 shares of common stock. The Series C preferred stock and the non-voting common stock can convert to common stock only if, and to the extent that, the holder beneficially owns less than 9.9% of our outstanding common stock.
(2)	Includes shares owned prior to the private placement transaction and shares issuable upon exercise of the warrants and the option and conversion of non-voting common stock underlying the warrants, which shares are not being offered pursuant to this prospectus.
(3)	Assumes that each selling shareholder will sell all shares offered by it under this prospectus.
(4)	This number represents the percentage of common stock to be owned by the selling shareholder after completion of the offering based on the number of shares of common stock outstanding on July 26, 2010 (10,580,494), as adjusted to reflect the assumption that (i) the 597,000 shares of Series B preferred stock are converted into a like number of shares of common stock, (ii) the 365,080 shares of Series C preferred are converted into a like number of shares of common stock, (iii) warrants to purchase 1,380,437 shares of non-voting common stock (including warrants subject to the SBAV option) are exercised and converted into a like number of shares of common stock, and (iv) SBAV LP exercises its option to purchase 64,784 shares of common stock; so that there will be an aggregate of 12,987,795 shares of common stock outstanding.
(5)	Patriot Financial Partners GP, L.P. (“Patriot GP”) is the general partner of both Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, the “Patriot Funds”). Patriot Financial Partners GP, LLC (“Patriot LLC”) is general partner of Patriot GP. W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Patriot Funds and Patriot GP and members of Patriot LLC. Accordingly, Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch may be deemed to have shared voting and shared dispositive power with respect to the shares of common stock being registered for resale by the Patriot Funds.
(6)	Andrew K. Boszhardt, Jr., managing director of Great Oaks Strategic Investment Partners, L.P., has voting and investment power with respect to its shares and may be deemed to be the beneficial owner of those shares in addition to the shares he owns individually.
(7)	Burnham Financial Industries Fund and Burnham Financial Services Fund are affiliated entities. Mendon Capital Advisors Corp. is the sub-advisor to both of these entities. Anton Schutz, President of Mendon Capital Advisors, is the portfolio manager and as such has voting and investment power over all shares held by these entities.
(8)	Moors and Mendon Capital Ltd is the General Partner to the Moors and Mendon Master Fund LP. Anton Schutz is a Director of Moors and Mendon Capital Ltd., investment advisor to the Moors and Mendon Master Fund LP, and may be deemed to have voting and investment power over shares the Fund holds.
(9)

Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd. are affiliated entities. Joseph A. Stieven, Stephen L. Covington and Daniel M. Ellefson, all members of Stieven Capital GP, LLC, the General

Partner of Stieven Financial Investors, L.P., and managing directors of Stieven Capital Advisors, L.P., the investment manager of Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd., may be deemed to have voting and investment power over shares held by both of these entities.

(10)	By virtue of its direct control of SBAV LP, SBAV GP LLC has the power to vote or direct the voting, and to dispose or direct the disposition of all of the 370,000 shares of common stock being registered for resale by SBAV LP. By virtue of his direct control of SBAV GP LLC, George Hall is deemed to have shared voting power and shared dispositive power with respect to all shares as to which SBAV GP LLC has voting or dispositive power. Accordingly, SBAV LP, SBAV GP LLC and George Hall are deemed to have shared voting and shared dispositive power with respect to an aggregate of all of the 370,000 shares of common stock being registered for resale by SBAV LP.

Securities Purchase Agreement

In connection with the private placement transaction, we entered into a securities purchase agreement and a letter agreement with the investors. In addition to provisions relating to the sale and purchase of the common stock, the preferred stock and the warrants, we made the following continuing covenants in the securities purchase agreement .

We granted the lead investor, Patriot Financial Partners L.P. (“Patriot”), gross-up rights to maintain its relative ownership percentage with respect to public or non-public offerings of our common stock or any securities that are convertible into our common stock for so long as Patriot beneficially owns at least 4.9% of our outstanding shares of common stock. The gross-up rights are subject to exceptions for the issuance of securities (i) in connection with our employee stock incentive plans or (ii) as consideration in a merger, acquisition or similar transaction.

The securities purchase agreement also grants Patriot the right to appoint a director to the Board of Directors of both our Company and PBI Bank for so long as Patriot beneficially owns at least 4.9% of our outstanding shares of common stock. At such time that Patriot exercises its right, we agreed to appoint Patriot’s designee to the Board of Directors and promptly announce the appointment. The securities purchase agreement also requires us to recommend that our shareholders vote to elect the board representative of Patriot, if any, at all of our subsequent annual meetings, subject to all legal and governance requirements regarding service as a director and the reasonable approval of our Nominating and Governance Committee. On July 29, 2010, W. Kirk Wycoff, a managing partner of Patriot Financial Partners, L.P., was appointed to the Company’s Board of Directors, effective August 1, 2010. In lieu of appointing a director, Patriot has a right to have an observer attend meetings of our board and the board of PBI Bank.

The securities purchase agreement also provides that we will reduce our quarterly cash dividend on our common stock to $.10 per share and establish a payout ratio guidance policy of 35% of after-tax earnings on an on-going basis, subject to applicable regulations and policies of the bank regulatory agencies.

Shareholder Approval; Voting and Support Agreement

In connection with the private placement transaction, J. Chester Porter, our Chairman of the Board, and Maria L. Bouvette, our President and CEO , who together own approximately 54.5% of our common stock, entered into a voting and support agreement with the investors. Mr. Porter and Ms. Bouvette have agreed to vote their shares in favor of (i) a proposal to enable the Series B preferred stock, the Series C preferred stock, and the new class of non-voting common stock to convert into common stock; (ii) a proposal to authorize the new class of non-voting common stock issuable upon exercise of the warrants and (iii) any proposal to appoint and elect the designee of Patriot (or any successor thereof) to our board of directors.

We and our directors and officers may be deemed to be participants in the solicitation of proxies from our shareholders. Information about our directors and executive officers and their ownership of our stock can be found in the proxy statements for our 2010 Annual Meeting of Shareholders and September 16, 2010 Special Meeting of Shareholders.

Registration Rights Agreement

We entered into a registration rights agreement with the investors, agreeing to file a registration statement within 30 days to register the common stock sold in the private placement transaction, and the common stock into which the shares of Series B preferred stock and Series C preferred stock are convertible, and to use commercially reasonable efforts to make the registration statement become effective. We are required to maintain this registration statement continuously in effect until all the registered shares have been sold or become eligible for sale without restrictions under Rule 144 promulgated under the Securities Act. We must pay a monthly penalty of 0.5% of the aggregate purchase price to the holders of registrable securities if:

•

the registration statement does not become effective within the earlier of (a) 90 days of the June 30, 2010 closing (or 120 days if the registration statement is subject to review by the Commission) and (b) the fifth trading day after we receive notice that the registration statement will not be subject to further comments by the SEC staff;

•	the registration statement ceases to be effective or the holders of registrable securities are unable to utilize the prospectus therein to sell them;

•	we delay the disclosure of material nonpublic information for a period of 30 consecutive days (or such delays in the aggregate have exceeded 60 days during any 365 day period); or

•	at any time after December 29, 2010, if we fail to file our required reports under the Exchange Act so that we are not in compliance with Rule 144(c)(1).

Furthermore, we agreed to file a registration statement with respect to the warrants, the non-voting common stock issuable upon exercise of the warrants, and the common stock issuable upon both conversion of the non-voting common stock and the exercise of the SBAV option within 20 days after receiving a written demand by a holder of any of those securities.

The registration rights are subject to our right to delay registration to avoid disclosure of material nonpublic information or, in the case of the demand registration rights, to avoid interference with a transaction involving us or our ability to comply with the Securities Act or the Exchange Act. The holders of registrable securities must comply with certain standard provisions facilitating the filing and effectiveness of the registration statement as well.

PLAN OF DISTRIBUTION

We are registering the securities issued to the selling shareholders to permit the resale of these securities by the holders of the securities from time to time. We will not receive any of the proceeds from the sale by the selling shareholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

The selling shareholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling shareholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling shareholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or an amendment to this prospectus or the registration statement, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Certain of the selling shareholders are affiliates of broker-dealers. Each such selling shareholder has represented to us that it acquired the securities to be resold pursuant to this prospectus in the ordinary course of its business and, at the time of the acquisition, such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, if required, an amendment to this prospectus pursuant to Rule 424(b) under the Securities Act or an amendment to the registration statement, disclosing (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We will pay all expenses of the registration of the securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Frost Brown Todd LLC, Louisville, Kentucky.

EXPERTS

The consolidated financial statements incorporated herein by reference from Porter Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. The registration has been filed electronically and may be obtained in any manner listed below.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC; our SEC file number for these filings is 001-33033. Our SEC filings are available to the public free of charge over the internet at the SEC’s website at http://www.sec.gov. The SEC’s URL is intended to be an inactive textual reference only. The information on the SEC’s website is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC as 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in other documents that we file into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus. However, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules, including current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, filed on May 11, 2010 and August 16, 2010, respectively;

•	Our Current Reports on Form 8-K filed on August 23, August 4, July 29, July 7, May 24, and February 26, 2010; and

•	The description of our common stock on pages 104-107 of Amendment No. 6 to Form S-1 Registration Statement (File No. 333-133198) filed September 19, 2006.

We will provide without charge upon written or oral request a copy of any or all of the documents which are incorporated by reference into this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these filings by writing or telephoning us at the following address:

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

Attn: Corporate General Counsel

Telephone: (502) 499-4800

*******************